Exhibit 99

General Mills Announces Long-time Senior Executive

Jon Nudi to Retire

Liz Mascolo named Segment President, North America Pet

MINNEAPOLIS (Mar. 5, 2025) — General Mills (NYSE: GIS) today announced Jon Nudi, Group President, North America Pet, International, and North America Foodservice, will retire on June 30, 2025, following a highly successful career with the company spanning more than three decades. Liz Mascolo, currently President for North America Blue Buffalo, will be promoted to Segment President, North America Pet and join the General Mills Senior Leadership Team effective March 16, 2025.

“Jon will leave a lasting legacy at General Mills,” said Jeff Harmening, chairman and CEO, General Mills. “Over the course of his 32 years, Jon embodied what it means to be a dedicated, diligent and visionary leader. His dedication to delivering outstanding results and his unwavering passion for developing future leaders strengthened us for the long term and will be a key part of the indelible mark he leaves. I sincerely thank him for his unwavering commitment and wish Jon nothing but the best as he begins his next chapter.”

Nudi joined General Mills in 1993 and held roles of increasing responsibility across the company, including leading the U.S. Snacks division and the Europe & Australia segment. Prior to his current role, Nudi served as Group President of the North America Retail (NAR) segment for 7 years, where he drove a significant improvement in performance, including strong growth in net sales and segment operating profit, as well as market share gains across the majority of NAR categories.

“While I’m proud of how I contributed to our business results,” said Nudi, “I will most cherish the moments I had connecting and working with the incredibly talented people at General Mills. As someone who started his career as a sales rep in central Pennsylvania but grew to work across the company and globe, I am incredibly thankful for the opportunities the company provided, including being able to develop and mentor some of the company’s next leaders.”

Mascolo has 22 years of experience across a broad set of General Mills brands and businesses. Prior to her current role, she served as Vice President of Strategy and Growth and Vice President of Marketing for the Pillsbury Business Unit and Cheerios Business Unit. Mascolo’s earlier career includes an international position as Global Marketing Director at Cereal Partners Worldwide S.A. and a variety of general management roles. Mascolo holds an MBA from the University of Virginia Darden School of Business and a BS in Government from the University of Notre Dame.

“I am excited to welcome Liz to join our Senior Leadership Team,” continued Harmening. “I’m confident her broad experiences across both human food and pet food – as well as her history of driving growth and innovation – will only strengthen our company further.”

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About General Mills

General Mills makes food the world loves. The company is guided by its Accelerate strategy to boldly build its brands, relentlessly innovate, unleash its scale and stand for good. Its portfolio of beloved brands includes household names like Cheerios, Nature Valley, Blue Buffalo, Häagen-Dazs, Old El Paso, Pillsbury, Betty Crocker, Yoplait, Totino’s, Annie’s, Wanchai Ferry, Yoki and more. General Mills generated fiscal 2024 net sales of U.S. $20 billion. In addition, the company’s share of non-consolidated joint venture net sales totaled U.S. $1 billion. For more information, visit www.generalmills.com.

Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Chelcy Walker: +1-763-764-6364